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Exhibit 99.1

PG&E Corporation to Elect New Chairman and CEO; Peter A. Darbee to Retire

(San Francisco) – The Board of Directors of PG&E Corporation (NYSE: PCG) today announced that it will elect a new Chairman, CEO and President in the weeks ahead to succeed current Chairman, CEO and President Peter A. Darbee, who will retire effective April 30, 2011.

On an interim basis, the board has named its Lead Director, Lee Cox, to serve as Chairman, CEO and President. Cox is the retired Vice Chairman of AirTouch Communications, Inc., and retired President and Chief Executive Officer of AirTouch Cellular. He has been a member of PG&E’s board since 1996.

Cox said, “Peter concluded that a change in leadership would create the best opportunity for PG&E to move ahead after a challenging year. The board supported his decision. The search for Peter’s replacement is already underway, and an announcement is expected soon.”

Cox also noted that the company’s utility unit, Pacific Gas and Electric Company, will continue to be led by President Christopher P. Johns.

He added, “Peter has demonstrated exceptional vision and leadership. He has guided PG&E to become one of the industry’s most innovative and environmentally committed utilities. His contributions have helped move PG&E and the industry forward. We are grateful to him.”

Darbee said, “It’s been my extraordinary privilege to be a PG&E employee for more than a decade and to serve as CEO. No company has a more dedicated team of people working to deliver for its customers. I am deeply grateful for the support and inspiration our employees have given me over these many years.”

Darbee joined PG&E Corporation in 1999 as Chief Financial Officer. He was appointed CEO in 2005 and assumed the additional role of Chairman of the Board in 2006.

PG&E Corporation is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility. PG&E serves more than 15 million Californians throughout a 70,000 square-mile service area in northern and central California. For more information, visit the Web site at http://www.pgecorp.com.

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